SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

     Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                               Commission File Number: 000-24210

                          AMERICAN HOMESTAR CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

                               2450 S. Shore Blvd.
                                    Suite 300
                              League City, TX 77573
                                 (713) 334-9700
                            ------------------------

               (Address, including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Office)

                     Common Stock, $0.05 par value per share
                     ---------------------------------------
             (Title of Each Class of Securities Covered by this Form)

                Series C Common Stock, $0.01 par value per share Series M Common Stock, $0.01 par value per share
                ------------------------------------------------
           (Titles of All Other Classes of Securities for which a Duty to File Reports Under Section 13(a) or 15(d) Remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule  12g-4(a)(1)(i)     [X]          Rule  12h-3(b)(1)(ii)   [ ]
               Rule  12g-4(a)(1)(ii)    [ ]          Rule 12h-3(b)(2)(i)     [ ]
               Rule  12g-4(a)(2)(i)     [ ]          Rule 12h-3(b)(2)(ii)    [ ]
               Rule  12g-4(a)(2)(ii)    [ ]          Rule  15d-6             [ ]
               Rule  12h-3(b)(1)(i)     [ ]

     Approximate number of holders of record as of the certification or notice date: As of the certification date, there are no holders of record of Common Stock, $0.05 par value per share, all of which shares were cancelled under the terms of the Third Amended Jointly Proposed Plan of Reorganization that became effective on October 3, 2001.

     Pursuant to the requirements of the Securities Exchange Act of 1934, AMERICAN HOMESTAR CORPORATION has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                            AMERICAN  HOMESTAR  CORPORATION


DATE: January 7, 2003               By: /s/ Craig A. Reynolds
                                       --------------------------------
                                         Craig A. Reynolds, Executive Vice
                                         President, Chief Financial Officer, and
                                         Secretary


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